                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") by and among Chemical Logistics Corporation, a Delaware corporation ("CLC"), [Founding Company], a corporation and a wholly owned subsidiary of CLC (the "Company") and ("Executive") is hereby entered into effective as of the date of the consummation of the initial public offering ("Offering") of the common stock of CLC (the "Effective Date"). References herein to "CLC" shall be deemed to include all present and future operating subsidiaries of CLC.

                                    RECITALS

The following statements are true and correct:

         As of the Effective Date, the Company and CLC will be engaged primarily in the providing of chemical distribution services and logistics.

         In the course of his employment with the Company, Executive will become familiar with and aware of information as to CLC's and the Company's customers and specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and CLC, and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the Company and CLC. This information is a trade secret and constitutes the valuable goodwill of the Company and CLC.

         Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

1.       EMPLOYMENT AND DUTIES

         (a) The Company hereby employs Executive as . As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's position as __________________________________ of the Company and will report to the _____________________________ of CLC. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph l(c), agrees to provide full-time services to promote and further the business and interests of the Company and its affiliates.

         (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

         (c) Except as set forth on Schedule l(c) hereto, Executive shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

         (d) Executive shall be entitled to vacation in accordance with the policies of the Company.

2.       COMPENSATION

         For all services rendered by Executive, the Company shall compensate Executive as follows:

         (a) Base Salary. The base salary payable to Executive during the term shall be $_______________ per year, payable in accordance with the Company's payroll procedures for officers, but not less frequently than monthly. After the first full year of employment hereunder, such base salary may be increased from time to time, at the discretion of the Board of CLC, in light of the Executive's responsibilities and performance.

         (b) Incentive Bonus Plan. It is CLC's intent to develop a written Incentive Bonus Plan setting forth the criteria under which executives of CLC will be eligible to receive year-end bonus awards. In the event that the Incentive Bonus Plan is established, Executive shall be entitled to participate in such plan in the same manner as similarly situated executives of CLC. No Incentive Bonus Plan payments will be made for the twelve (12) month operating period following the Offering.

         (c) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

                  (i) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Executive) reasonably incurred by Executive in the performance of his duties pursuant to this Agreement and in accordance with the Company's policy for executives of the Company. All such expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  (ii) Executive shall, subject to the satisfaction of any general eligibility criteria, be eligible to participate in all compensation and benefit plans and programs as are maintained from time to time for executives of CLC.

                  (iii) The Company shall provide Executive with such other perquisites as may be deemed appropriate for Executive by the Compensation Committee of the Board of CLC.

3.       NON-COMPETITION AGREEMENT

         (a) Executive recognizes that the Company's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage CLC and the Company. Subject to the further provisions of this Agreement, Executive shall not, during the term of his employment with the Company, and for a period of two years immediately following the termination of such for any reason whatsoever, and in any event for a period of five years immediately following consummation of the Offering, except as may be set forth herein, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with any products or services sold by CLC or the Company during the three year period prior to the termination of Executive's employment with the Company within 100 miles of where any CLC entity conducts business, including any territory serviced by the Company during the term of Executive's employment (the "Territory");

                  (ii) call upon any person who is, at that time, an executive of CLC for the purpose or with the intent of enticing such executive away from or out of the employ of CLC;

                  (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of CLC within the Territory for the purpose of soliciting or selling any products or services in direct competition with any products or services sold by CLC during the three year period prior to the termination of Executive's employment with the Company within the Territory;

                  (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after reasonable inquiry, either called upon by CLC or for which CLC made an acquisition analysis, for the purpose of acquiring such entity; or disclose customers, whether in existence or proposed, of CLC to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that CLC has in the past disclosed such information to the public for valid business reasons.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 2% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or on an over-the-counter or similar market or (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded.

         (b) Because of the difficulty of measuring economic losses to CLC as a result of a breach of the covenant set forth in paragraph 3(a), and because of the immediate and irreparable damage that could be caused to CLC and for which it would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by CLC, in the event of breach by him, by injunctions and restraining orders. Executive further agrees to waive any requirement for CLC's securing or posting of any bond in connection with such remedies.

         (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of CLC on the date of the execution of this Agreement and the current plans of CLC but it is also the intent of CLC, the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of CLC throughout the term of this covenant, whether before or after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to CLC conducting such new business. For example, if, during the term of this Agreement, CLC engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or executives of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant, unless the Executive was conducting such new business prior to CLC conducting such new business.

         (d) It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the activities of CLC or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if CLC shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

         (e) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         (f) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against CLC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by CLC of such covenants; provided, however, that the covenants pursuant to this paragraph 3 shall be subject to the provisions of paragraph 4(f). It is specifically agreed that the periods of two years (subject to the further provisions of this Agreement) following termination of employment, and five years following the consummation of the Offering, stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is determined to be in violation of any provision of this paragraph 3.

         (g) CLC and the Executive hereby agree that this covenant is a material and substantial part of this transaction.

4.       TERM; TERMINATION; RIGHTS ON TERMINATION

         The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the "Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein. This Agreement and Executive's employment may be terminated in any one of the following ways:

         (a) Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate. Any declared but unpaid bonuses which the Executive is entitled to receive under CLC's Incentive Bonus Plan shall be paid.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for twelve (12) months, whichever amount is greater.

         (c) Good Cause. The Company may terminate this Agreement ten (10) days after written notice to Executive for good cause, which shall be: (1) Executive's material and irreparable breach of this Agreement; (2) Executive's gross negligence or willful misconduct in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder; (3) Executive's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company (monetarily or otherwise); (4) Executive's conviction of a felony crime or involving moral turpitude; or (5) chronic alcohol abuse or illegal drug abuse by Executive which is determined by the Board following a reasonable investigation to materially impair the Executive's ability to perform his duties and responsibilities. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation.

         (d) Without Cause. At any time after the commencement of employment, the Company or Executive may, without cause, terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the other party. Should Executive be terminated by the Company without cause, Executive shall receive from the Company, in the form of a lump sum payment, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for twelve (12) months, whichever amount is greater, plus any declared but unpaid bonuses which the Executive is entitled to receive under CLC's Incentive Bonus Plan. If, at the time of any termination without cause, Executive has served for at least nine months since the previous year end on which annual compensation is based and has satisfied the criteria and performance objectives set forth in CLC's Incentive Bonus Plan for which a bonus for Executive for the then current year would be based, then, if a bonus payable to other executives for the then current year is subsequently declared, Executive shall be entitled to receive a bonus on a prorated basis based on Executive's satisfaction of such criteria and performance objectives. Further, any termination without cause by the Company shall operate to shorten the periods set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one (1) year from the date of termination of employment. If Executive resigns or otherwise terminates his employment without cause pursuant to this paragraph 4(d), Executive shall receive no severance compensation.

         (e) Change in Control of CLC. This Agreement may be considered terminated upon a "change in control", as defined in paragraph 9 below and any payments due shall be in the form of a lump sum payment.

         (f) Effect of Termination. Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above or in paragraph 9. All other rights and obligations of CLC, the Company and Executive under this Agreement shall cease as of the effective date of termination, except that CLC's and the Company's obligations under paragraphs 4 and 14 herein and Executive's obligations under paragraphs 3, 5, 6, 7, 8, 10 and 13 herein shall survive such termination in accordance with their terms.

         If termination of Executive's employment arises out of the Company's failure to pay Executive on or before the date due the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by CLC or the Company, as determined pursuant to the provisions of paragraph 18 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply during such time as any amounts determined pursuant to the provisions of paragraph 18 below to be payable by the Company under this Agreement remain unpaid or CLC or the Company is determined pursuant to the provisions of paragraph 18 below to be in breach of any other provision of this Agreement, and shall terminate in the event this Agreement is terminated as a result of a breach by CLC or the Company.

5.       RETURN OF COMPANY PROPERTY

         All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of CLC or the Company or their representatives, vendors or customers which pertain to the business of CLC or the Company shall be and remain the property of CLC or the Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of CLC or the Company which is collected by Executive shall be delivered promptly to the Company without request by either CLC or the Company upon termination of Executive's employment.

6.       INVENTIONS

         Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of CLC and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. The Company shall immediately reimburse Executive for all expenses incurred by Executive in complying with the provisions of this paragraph 6.

7.       TRADE SECRETS

         Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of CLC's relationships or agreements with its respective significant vendors or customers or any other significant and material trade secret of CLC, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

8.       CONFIDENTIALITY

         (a) Executive acknowledges and agrees that all Confidential Information (as defined below) of CLC is confidential and a valuable, special and unique asset of CLC that gives CLC an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes CLC and the Company a duty of loyalty and care as to all Confidential Information to prevent unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of CLC's Confidential Information would irreparably injure CLC.

         (b) Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Except as necessary in the performance of Executive's duties under this Agreement, Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except to other Executives of CLC who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board, or permit any other person to do so. Executive shall take reasonable precautions, at the Company's expense, to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

         (c) Upon the termination of Executive's employment with the Company for any reason, and upon request of the Company at any other time but without materially interfering with Executive's ability to perform his duties under this Agreement, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

         (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for CLC (whether or not owned or developed by CLC and whether or not developed by Executive) that is not generally known to persons in the chemical distribution services and logistics business or such business as CLC shall have entered into. Confidential information includes, but is not limited to, the following: all trade secrets of CLC; all information that CLC has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning CLC's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all CLC business records and plans; all CLC personnel files; all financial information of or concerning CLC; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to CLC; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

9.       CHANGE IN CONTROL

         (a) Unless he elects to terminate this Agreement pursuant to this paragraph 9, Executive understands and acknowledges that CLC may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of CLC and the Company hereunder.

         (b) In the event of a pending Change in Control wherein CLC and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of CLC's business and/or assets that such successor is willing as of the closing to assume and agrees to perform CLC's and the Company's obligations under this Agreement in the same manner and to the same extent that CLC and the Company are hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by CLC and the Company without cause and the applicable portions of paragraph 4(d) will apply; however, under such circumstances, the amount of the severance payment due to Executive shall be triple the amount calculated under the terms of paragraph 4(d), except that for purposes of this paragraph 9(b) only, the Incentive Bonus Plan payment amount shall be the average of the bonus paid in the three prior years, but in any event not less than seventy-five percent (75%) of Executive's then current base salary and the non-competition provisions of paragraph 3 shall not apply whatsoever . Health and all welfare benefits shall be extended for a three (3) year term at the Company's expense.

         (c) In any Change in Control situation, Executive may, at Executive's sole discretion, elect to terminate Executive's employment upon the effective date of such Change in Control by providing written notice to the Company at least three (3) business days prior to the closing of the transaction (or ten (10) business days after receipt of notice of such transaction, whichever is later) giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(d), except that for purposes of this paragraph 9(c) only, the Incentive Bonus Plan payment amount shall be the average of the bonus paid in the three prior years, but in any event not less than seventy-five percent (75%) of Executive's then current base salary, will apply; however, the amount of the severance payment due Executive pursuant to this paragraph 9(c) shall be double the amount calculated under the terms of paragraph 4(d). Health and welfare benefits shall be extended for a two (2) year term at the Company's expense.

         (d) If, on or within one year following the effective date of a Change in Control, the Company (a) terminates Executive's employment other than for cause, or (b) reduces Executive's salary, duties or authority which Executive elects not to accept, then Executive shall terminate and receive from the Company the same amount and health and welfare benefits which Executive would have received pursuant to a termination under paragraph 9(b) above. If the Company requires Executive to relocate from ___________ and Executive elects not to relocate, then Executive shall terminate and receive from the Company the same amount and health and welfare benefits which Executive would have received pursuant to a termination under paragraph 9(c) above.

         (e) A "Change in Control" shall be deemed to have occurred if:

                  (i) any person, other than CLC or an executive benefit plan of CLC, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of CLC (not including the voting securities of any subsidiary of CLC) and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of CLC.

                  (ii) the individuals (A) who, as of the effective date of CLC's registration statement with respect to its initial public offering, constitute the Board of Directors of CLC (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of CLC and whose election, or nomination for election, to the Board of Directors of CLC was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of CLC and whose election, or nomination for election, to the Board of Directors of CLC was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board of Directors of CLC;

                  (iii) the stockholders of CLC shall approve a merger, consolidation, recapitalization, or reorganization of CLC a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of CLC immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                  (iv) the stockholders of CLC shall approve a plan of complete liquidation of CLC or an agreement for the sale or disposition by CLC of all or a substantial portion of CLC's assets (i.e., 50% or more of the total assets of CLC).

         (f) Executive must be notified in writing by CLC at any time that CLC anticipates that a Change in Control may take place.

         (g) If it shall be finally determined that any payment made or benefit provided to Executive in connection with a Change in Control of CLC is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Company shall pay Executive an amount of cash (the "Additional Amount") such that the net amount received by Executive after paying all applicable taxes (and any interest and penalties imposed with respect thereto) on such Additional Amount shall be equal to the amount that Executive would have received if Section 4999 were not applicable.

10.      NO PRIOR AGREEMENTS

         Executive hereby represents and warrants to CLC and the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify CLC and/or the Company for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against CLC and/or the Company based upon or arising out of the final nonappealable determination of a court of competent jurisdiction that Executive has breached or violated the terms of any non-competition agreement, invention or secrecy agreement between Executive and a third party which was in existence as of the date of this Agreement.

11.      ASSIGNMENT: BINDING EFFECT

         Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences and the express provisions of paragraph 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned by CLC or the Company except in a Change of Control pursuant to paragraph 9.

12.      NO MITIGATION OR OFFSET

         Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Executive by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company or CLC by Executive, or by any setoff, counterclaim, recoupment, defense or other claim, right or action.

13.      RELEASE

         Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Agreement (other than payments pursuant to paragraph 2 above) unless Executive has executed (and not revoked) a general release of all claims Executive may have against CLC, the Company and their affiliates in a form of such release reasonably acceptable to CLC.

 14.     INDEMNIFICATION

         In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, environmental or investigative (other than an action by CLC or the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys' fees and reasonable expenses of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company. The parties acknowledge and agree that the provisions of this paragraph 14 are in addition to any other rights of indemnification that Executive is entitled to as a director, officer or employee of the Company pursuant to the charter, bylaws or other arrangements between the Company and its directors, officers and employees.

15.      COMPLETE AGREEMENT

         Executive has no oral representations, understandings or agreements with CLC, the Company or any of their officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between CLC, the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of CLC, the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, any party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

16.      NOTICE

         Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to CLC or the Company:

         Chemical Logistics Corporation
         Attn: Chief Executive Officer
         801 Travis, Suite 1135
         Houston, Texas 77008


If to Executive:




         Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

17.       SEVERABILITY: HEADINGS

         If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

18.      DISPUTE RESOLUTIONS

         Except with respect to injunctive relief as provided in paragraph 3(b), neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Houston, Texas to appoint a mediator certified by the appropriate Court of Texas. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association then in effect. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or good cause, as defined in paragraphs 4(b) and 4(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses, including reasonable attorneys' fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party.

19.      GOVERNING LAW

         This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

20.      COUNTERPARTS

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

                                    CHEMICAL LOGISTICS CORPORATION


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------

                                    [FOUNDING COMPANY]


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------

                                    EXECUTIVE


                                          -------------------------------------